Exhibit 99.1

Build-A-Bear Workshop, Inc. Announces Plan to Close the Friends 2B Made® Concept

ST. LOUIS--(BUSINESS WIRE)--Build-A-Bear Workshop, Inc. (NYSE: BBW), an interactive entertainment retailer of customized stuffed animals, today announced plans to close its friends 2B made concept, a line of make-your-own dolls and related products.

The Company expects to complete the nine location closures by the end of the third quarter of fiscal 2009, however the specific timing of the closures is dependent on finalizing third-party agreements, and is therefore subject to change. The Company’s goal is to offer all friends 2B made associates similar positions at nearby Build-A-Bear Workshop store locations.

“We have been pleased with the enthusiastic Guest response to our friends 2B made products and locations, which makes our decision to close these locations even more difficult,” said Maxine Clark, chairman and chief executive bear. “However, to take this concept to the next level would require additional investment and the development of an online presence – which today is required to be a viable children’s-entertainment brand. With the slowdown in consumer spending, particularly for discretionary products, we believe the best strategic course for the Company is to continue to focus our primary efforts on building our Build-A-Bear Workshop. The teddy bear has been an icon of fun and friendship for over a hundred years, and spans ages and genders – a formula that is hard to match. We will also continue to focus our efforts on the successful Guest response we are receiving to our virtual world buildabearville.com™. This plan allows us to address our goal of improving our sales while focusing on and investing in brand building strategies for long-term growth.”

The Company anticipates a pre-tax charge related to the location closures of approximately $2.8 million, or $0.09 per diluted share, in the third quarter of fiscal 2008. This charge is primarily related to the non-cash impairment of store assets. In addition, the Company expects to incur pre-tax charges of approximately $1.9 to $2.3 million, or $0.06 to $0.07 per diluted share during the fourth quarter of fiscal 2008 and through the third quarter of fiscal 2009. The majority of these charges are attributable to potential lease termination costs and other potential costs associated with the closure plan. In addition to closing the nine friends 2B made doll locations, the Company will remove friends 2B made products from separate display fixtures in approximately 50 Build-A-Bear Workshop stores and discontinue product sales at www.friends2bmade.com.

Excluding these expenses, the Company continues to believe that its earnings per share for fiscal 2008 will meet the average of analysts’ earnings estimates of $0.68 per diluted share (analysts’ average on July 24, 2008). The Company’s outlook reflects its current view of sales and earnings performance for the 2008 holiday season and assumes a continuation of the challenging macroeconomic environment. The outlook does not include the impact of the Company’s share repurchase program.

Of the nine friends 2B made locations, all but one of these locations is inside or adjacent to a Build-A-Bear Workshop store. The Company plans to convert several of these locations to expanded Build-A-Bear Workshop locations in 2009. Capital spending associated with these conversions is expected to be approximately $2 million. The Company’s capital spending in fiscal 2009 is currently targeted at approximately $17 million (the Company previously stated a capital spending outlook of approximately $15 million for fiscal 2009 on July 24, 2008).

Build-A-Bear Workshop will reach out to Guests impacted by these location closures in several ways including directing them to the friends 2B made web site at www.friends2bmade.com where Guests can learn more about their friends 2B made location and can contact Guest Services with their questions and comments.

Friends 2B made doll stores are located in – Columbus, Ohio, Boston, Mass., Pittsburgh, Pa., St. Louis, Mo., Temecula, Calif., Manhattan, N.Y., Minneapolis, Minn., Myrtle Beach, S.C., and Ontario, Calif.

About Build-A-Bear Workshop, Inc.

Build-A-Bear Workshop, Inc. is the only global company that offers an interactive make-your-own stuffed animal retail-entertainment experience. The Company currently operates more than 385 Build-A-Bear Workshop stores worldwide, including company-owned stores in the U.S., Puerto Rico, Canada, the United Kingdom, Ireland and France, and franchise stores in Europe, Asia, Australia and Africa. Founded in St. Louis in 1997, Build-A-Bear Workshop is the leader in interactive retail. Brands include make-your-own Major League Baseball® mascot in-stadium locations, Build-A-Dino® stores and friends 2B made® doll locations. In December 2007, Build-A-Bear Workshop extended its in-store interactive experience online with the launch of its virtual world at www.buildabearville.com. Build-A-Bear Workshop (NYSE: BBW) posted total revenue of $474 million in fiscal 2007. For more information, call 888.560.BEAR (2327) or visit the Company’s award-winning Web sites at www.buildabear.com and www.friends2bmade.com.

Forward-Looking Statements

This press release contains "forward-looking statements" (within the meaning of the federal securities laws) which represent Build-A-Bear Workshop expectations or beliefs with respect to future events, including but not limited to statements regarding the anticipated timing of location closures, and the related charges, expenses, capital expenditures, reassignment of associate positions, location conversions, as well as earnings for fiscal 2008 and capital spending in 2009. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: we may be unable to generate interest in and demand for our interactive retail experience, or to identify and respond to consumer preferences in a timely fashion; our marketing and on-line initiatives may not be effective in generating sufficient levels of brand awareness and guest traffic; we may be unable to generate sufficient comparable store sales; we may be unable to open new stores or may be unable to effectively manage our growth; we may be unable to effectively manage our international franchises or laws relating to those franchises may change; customer traffic may continue to decrease in the shopping malls where we are located, on which we depend to attract guests to our stores; general economic conditions may continue to deteriorate, which could lead to disproportionately reduced consumer demand for our products, which represent relatively discretionary spending; high petroleum products prices could continue to increase our inventory transportation costs and adversely affect our profitability; we may be unable to repurchase shares at all or at the times or in the amounts we currently anticipate or the results of the share repurchase program may not be as beneficial as we currently anticipate; we may be unable to realize some of the expected benefits of the acquisition of Amsbra and Bear Factory, and the inclusion of France as a Company-owned country; we may lose key personnel, be unable to hire qualified additional personnel, or experience turnover of our management team; the ability of our principal vendors to deliver merchandise may be disrupted; the availability and costs of our products could be adversely affected by risks associated with international manufacturing and trade; we may be unable to realize the anticipated benefits from our company-owned distribution center or our third-party distribution center providers may perform poorly; fluctuations in our quarterly results of operations could cause the price of our common stock to substantially decline; we may be unable to renew or replace our store leases, or enter into leases for new stores on favorable terms or in favorable locations, or may violate the terms of our current leases; our market share could be adversely affected by a significant, or increased, number of competitors; we may suffer negative publicity or be sued due to violations of labor laws or unethical practices by manufacturers of our merchandise; our products could become subject to recalls or product liability claims that could adversely impact our financial performance and harm our reputation among consumers; we may improperly obtain or be unable to protect information from our guests in violation of privacy or security laws or expectations; we may fail to renew, register or otherwise protect our trademarks or other intellectual property; and we may have disputes with, or be sued by, third parties for infringement or misappropriation of their proprietary rights. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company's forward-looking statements are included in the Company's filings with the SEC, including as described in the Company's annual report on Form 10-K for the fiscal year ended December 29, 2007. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Build-A-Bear Workshop, Inc.
Investors:
Molly Salky, 314-423-8000, ext. 5353
or
Media:
Jill Saunders, 314-423-8000, ext. 5293